QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

[PROTECTION ONE LOGO]

Media contact:
Robin J. Lampe
Phone: 785.575.6468
FAX: 785.575.6511

Investor contact:
Craig Weingartner
Phone: 785.575.8168
FAX: 785.575.6511

PROTECTION ONE RECEIVES EXTENSION OF MATURITY DATE
ON SENIOR CREDIT FACILITY

    CULVER CITY, California, Dec. 21, 2000 — Protection One (NYSE: POI) today announced that it had entered into an amendment to Protection One's credit facility with Westar Industries, Inc. ("Westar"), which extended the maturity date of the credit facility to March 2, 2001, and increased the interest rate to reflect current market rates. A special committee of the board of directors of Protection One approved the terms of the amendment.

    Protection One continues to discuss with Westar an extension of the credit facility beyond March 2, 2001. Protection One believes it will be able to meet its liquidity needs for 2001 through additional extensions of the current credit facility, new third party credit facilities or the sale of assets. No assurance can be given as to the terms of any such extension, new credit facilities or sale of assets or that any such transaction will occur at all.

    Protection One, one of the leading commercial and residential alarm providers in the United States, provides monitoring and related security services to approximately 1.4 million residential and commercial subscribers in North America and is a leading security provider to the multifamily housing market through Network Multifamily.

Forward-looking Statements: Certain matters discussed in this press release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words or phrases, such as "we believe", "we anticipate," "we expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, the outcome of accounting issues reviewed by the SEC staff as disclosed in previous filings, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest, and ability to enter new markets successfully. Our actual results may differ materially from those discussed here. See the company's 1999 Annual Report on Form 10-K, Form 10-Q filed May 5, 2000, and August 11, 2000, and current reports on Form 8-K for further discussion of factors affecting the company's performance. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release. Other risks and uncertainties are described in Protection One's 1999 Form 10-K filed with the Securities and Exchange Commission on March 29, 2000, and quarterly report on Form 10-Q for the quarter ended September 30, 2000. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

QuickLinks